As filed with the Securities and Exchange Commission on March 10, 2016.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

Securities Act of 1933

______________________

HURCO COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1150732 (I.R.S. Employer Identification No.)

One Technology Way Indianapolis, Indiana (Address of principal executive offices)	46268 (Zip Code)

HURCO COMPANIES, INC.

2016 EQUITY INCENTIVE PLAN
(Full title of the plan)

Sonja K. McClelland

Vice President, Secretary, Treasurer and

Chief Financial Officer

One Technology Way

Indianapolis, Indiana 46268

(Name and address of agent for service)

(317) 293-5309

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Baker Daniels LLP

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, no par value per share	856,048 shares	$27.265	$23,340,148.72	$2,350.35
(1)	As described in the Explanatory Note in this registration statement, the number of shares of common stock, no par value per share (“Common Stock”), registered hereby consists of (a) 470,000 shares being registered for the first time pursuant to the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), plus (b) 386,048 shares (the “Carryover Shares”) that were previously registered with respect to the Hurco Companies, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) on Form S-8, filed with the Securities and Exchange Commission on March 19, 2008 (Registration Statement No. 333-149809) (the “2008 Registration Statement”). The Carryover Shares were available for future grants under the 2008 Plan as of March 10, 2016, the date of shareholder approval of the 2016 Plan, and now may be issued under the 2016 Plan. A post-effective amendment to the 2008 Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low sale prices per share of the Registrant’s Common Stock on March 3, 2016 as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

The shareholders of Hurco Companies, Inc. (the “Company”) approved the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) on March 10, 2016 (the “Approval Date”).  Under the 2016 Plan, the following shares of common stock, no par value per share (“Common Stock”), are available for issuance thereunder: (a) 470,000 shares (the “New Shares”), and (b) 386,048 shares remaining available for future grants under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) as of the Approval Date (the “Carryover Shares”).  In addition, the number of shares of Common Stock available for issuance under the 2016 Plan will be increased by the number of shares subject to awards (made under the 2016 Plan or that were outstanding under the 2008 Plan on the Approval Date) that expire, are cancelled, are forfeited, or are settled for cash.  The Company’s authority to grant new awards under the 2008 Plan terminated upon shareholder approval of the 2016 Plan on the Approval Date.

 The purpose of this registration statement is to register the New Shares and the Carryover Shares. Additional shares of Common Stock registered under the 2008 Plan may become available for future grants under the 2016 Plan if awards made under the 2008 Plan that were outstanding on the Approval Date expire, are cancelled, are forfeited, or are settled for cash.  Such shares may be registered for issuance under the 2016 Plan pursuant to subsequent registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-09143), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)	The Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2015, which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

(3)	The descriptions of the Company’s Common Stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the "IBCL") authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, by-laws or resolutions of the board of directors or shareholders.

The Registrant's Amended and Restated By-Laws require that the Company, to the fullest extent permitted by the IBCL, indemnify any person who is made a party to or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, against certain liabilities incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant maintains directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities, including reimbursement of expenses incurred, arising under the securities laws or otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation of Hurco Companies, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1997 (File No. 000-09143)).

3.2	Amended and Restated By-Laws of Hurco Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 (File No. 000-09143)).

5.1	Opinion of Faegre Baker Daniels LLP.

10.1	Hurco Companies, Inc. 2016 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s definitive proxy statement for its 2016 annual meeting of shareholders filed with the SEC on January 25, 2016 (File No. 000-09143)).

23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on March 10, 2016.

HURCO COMPANIES, INC.

By	/s/ Michael Doar
Michael Doar
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2016.

Signature	Title

/s/ Michael Doar	Chairman and Chief Executive Officer and Director
Michael Doar	(Principal Executive Officer and Director)

/s/ Sonja K. McClelland	Vice President, Secretary, Treasurer and Chief Financial Officer
Sonja K. McClelland	(Principal Financial and Accounting Officer)

/s/ Thomas A. Aaro*	/s/ Richard Porter*
Thomas A. Aaro Director	Richard Porter Director

/s/ Robert W. Cruickshank*	/s/ Janaki Sivanesan*
Robert W. Cruickshank Director	Janaki Sivanesan Director

/s/ Jay C. Longbottom*	/s/ Ronald Strackbein*
Jay C. Longbottom Director	Ronald Strackbein Director

/s/ Andrew Niner*
Andrew Niner Director

*	Michael Doar, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Company pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24 to this Registration Statement) on March 10, 2016.

/s/ Michael Doar
Michael Doar Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Hurco Companies, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1997 (File No. 000-09143)).

3.2	Amended and Restated By-Laws of Hurco Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 (File No. 000-09143)).

5.1	Opinion of Faegre Baker Daniels LLP.

10.1	Hurco Companies, Inc. 2016 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s definitive proxy statement for its 2016 annual meeting of shareholders filed with the SEC on January 25, 2016 (File No. 000-09143)).

23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney.